                                                                    Exhibit 99.1
                       Explanation of Beneficial Ownership
        Earle M. Jorgensen Holding Company, Inc. ("Holding") owns 100% of the shares of the Issuer's common stock. The reporting persons may be deemed to beneficially own the shares of the Issuer's common stock that are owned directly by Holding by virtue of their direct and indirect interests in Holding. Each of the reporting persons may be deemed to beneficially own all of the securities of
Holding. Each of the reporting persons disclaims beneficial ownership of the securities owned of record by Holding except to the extent of their pecuniary interests therein and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any of the reported securities for purposes of Section 16 or for any other purposes.
        Kelso Investment Associates, L.P. ("KIA") owns 24,519 shares of
Holding's 13% Cumulative Preferred Stock, par value $.01 per share ("Holding
Series A Preferred Stock"). KIA III - Earle M. Jorgensen, L.P. ("KIA III") owns
1,704,740 shares of Holding common stock, par value $.01 per share "(Holding
Common Stock). Kelso Investment Associates IV, L.P. ("KIA IV") owns (a)
6,512,944 shares of Holding Common Stock, (b) warrants to purchase 2,937,915 shares of Holding Common Stock, and (c) Series A Variable Rate Notes issued by
Holding with a value of approximately $257,100,000 as of March 1, 2005
(including accrued but unpaid interest through September 29, 2004) (the
"Notes"). Kelso Equity Partners II, L.P. ("KEP II") owns 11,616 shares of
Holding Common Stock. Frank T. Nickell owns 20,499 shares of Holding Common
Stock. Each of Messrs. Matelich and Wall own 5,000 shares of Holding Common
Stock.
        Kelso Partners I, L.P. ("KP I") is the general partner of KIA. KP I disclaims beneficial ownership of the securities owned of record by KIA except to the extent of KP I's pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
        Kelso Partners III, L.P. ("KP III") is the general partner of KIA III.
KP III disclaims beneficial ownership of the securities owned of record by KIA
III except to the extent of KP III's pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
        Kelso Partners IV, L.P. ("KP IV") is the general partner of KIA IV. KP
IV disclaims beneficial ownership of the securities owned of record by KIA IV except to the extent of KP IV's pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
        Each of KIA, KIA III, KIA IV, and KEP II (collectively, the "Kelso
Funds"), due to their common control, may be deemed to beneficially own the securities owned of record by each of the others. Each of the Kelso Funds disclaims beneficial ownership of the securities owned of record by each of the others and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any of the reported securities for purposes of Section 16 or for any other purposes.
        Each of KP I, KP III and KP IV (the "General Partners"), due to their common control, may be deemed to beneficially own the securities owned of record by each of the Kelso Funds. Each of the General Partners disclaims beneficial ownership of the securities owned of record by each of the Kelso Funds except to the extent of their pecuniary interests therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any of the reported securities for purposes of Section 16 or for any other purposes.
        Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum
and Berney may be deemed to share beneficial ownership of (1) shares of Holding
Common Stock, warrants to purchase shares of Holding Common Stock, and the Notes owned of record by KIA IV and (2) shares of Holding Common Stock owned of record by KEP II, by virtue of their status as general partners of KP IV, the general partner of KIA IV, and KEP II. Messrs. Schuchert, Nickell, Wall, and Matelich,
may be deemed to share beneficial ownership of (1) shares of Holding Common
Stock owned of record by KIA III by virtue of their status as general partners of KP III, the general partner of KIA III, and (2) shares of Holding Series A
Preferred Stock owned of record by KIA by virtue of their status as general partners of KP I, the general partner of KIA. Messrs. Schuchert, Nickell, Wall,
Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by the Kelso Funds, by virtue of their status as general partners of the General Partners. Messrs. Schuchert, Nickell,
Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney disclaim beneficial ownership of the securities owned or deemed beneficially owned by the Kelso
Funds and the General Partners except to the extent of their pecuniary interests therein and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any of the reported securities for purposes of Section 16 or for any other purposes.
        Messrs. Schuchert, Goldberg, Wahrhaftig, Bynum and Berney disclaim beneficial ownership of the securities owned of record by each of Messrs. Wall,
Matelich and by Mr. Nickell and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any of the reported securities for purposes of Section 16 or for any other purposes.
        Messrs. Nickell, Wall and Matelich each disclaim beneficial ownership of the securities owned or deemed beneficially owned by each of the others and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any of the reported securities for purposes of Section
16 or for any other purposes.